EXHIBIT 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratios)
Unaudited

	Three months ended
	March 31,
	2010		2009 as adjusted (3)
Income from continuing operations before income taxes	$86,892	(1)	$61,842	(1)
Add fixed charges:
Interest expense	27,367		29,463
Amortization of discount on convertible notes (4)	7,331		6,797
Amortization of debt issuance expense	1,241		1,824
Interest portion of rent expense	5,331		6,468
Adjusted income	$128,162		$106,394
Fixed charges:
Interest expense	$27,367		$29,463
Amortization of discount on convertible notes (4)	7,331		6,797
Amortization of debt issuance expense	1,241		1,824
Interest portion of rent expense	5,331		6,468
Fixed charges	$41,270		$44,552
Ratio of earnings to fixed charges(2)	3.1x		2.4x

(1)           Income from continuing operations before income taxes includes certain special items and accounting change impacts (pretax), (which are further discussed in the Management’s Discussion and Analysis at Part I, Item 2 of this Filing):

	Three months ended
	March 31,
	2010	2009
Restructuring and other related charges (a)	$7,039	$6,917
Litigation and other related charges (b)	5,506	41,665
Repack matters (b)	1,193	1,993
Acquisition and other related costs (c)	227	839
Stock option expense (d)	1,283	1,744

(a) See the "Restructuring and Other Related Charges" note of the Notes to the Consolidated Financial Statements.
(b) See the "Commitments and Contingencies" note of the Notes to the Consolidated Financial Statements.
(c) See the "Acquisitions" note of the Notes to the Consolidated Financial Statements.
(d) See the "Stock Based Compensation" note of the Notes to the Consolidated Financial Statements.

(2)           The ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt issuance expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(3)            As discussed elsewhere herein, in mid-2009, the Company commenced activities to divest certain non-core businesses within its Pharmacy Services segment.  The financial results have been revised to reflect such businesses as discontinued operations.
(4)           See the “Debt” note of the Notes to Consolidated Financial Statements.